Exhibit 99.1

Net1 extends Blue Label subscription date and amends related guarantee and stock purchase agreements

Johannesburg, November 18, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has agreed with Blue Label Telecoms Limited (“Blue Label”) to extend the subscription date for the Company's proposed investment in Blue Label. On November 16, 2016, Blue Label’s shareholders voted in favour of placing approximately 118 million authorised but unissued Blue Label shares under the control of Blue Label’s directors for the purpose of the Net1 vendor consideration placement pursuant to Blue Label’s proposed investment in Cell C. The Blue Label shareholders also approved the proposed acquisition of 45% of Cell C, subject to the successful recapitalization of Cell C.

The parties agreed to extend the subscription date from November 17, 2016, to no later than February 28, 2017, in order to afford Blue Label the necessarily flexibility to close its proposed Cell C transaction. Blue Label and Cell C have agreed to extend their proposed transaction date in order to provide Cell C the necessary time to further reduce and restructure its borrowings to ZAR 6 billion from ZAR 8 billion previously. Blue Label and Cell C have agreed February 28, 2017, as the latest date for the fulfilment or waiver, as the case may be, of the final condition precedent to this proposed transaction.

The Company, Blue Label and FirstRand Bank Limited, acting through its Rand Merchant Bank division (“RMB”) have agreed to amend the ZAR 2 billion guarantee issued by RMB in favour of Blue Label by extending the expiry date to February 28, 2017. All other terms of the loan facilities obtained from RMB in October 2016 remain the same.

The Company has also further amended its Stock Purchase Agreements with N2 Partners Ltd and Draper Gain Investments Ltd to extend the purchase date to no later than February 28, 2017, in order to align closing with the Blue Label subscription transaction.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the equity placement not closing, or RMB failing to provide the loans or honour the guarantee; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Financial Adviser and Transaction Sponsor:
Rand Merchant Bank, a division of FirstRand Bank Limited